PRESS RELEASE       Contact:    Carrizo Oil & Gas, Inc.
                                B. Allen Connell, Director of Investor Relations
                                Paul F. Boling, Chief Financial Officer
                                (281) 496-1352

CARRIZO  OIL  &  GAS,  INC.  ANNOUNCES   OPERATING  RESULTS  AND  FIRST  QUARTER
PRODUCTION; RECENT SUCCESSFUL WELL DRILLED IN WEST COFFEE BAY PROSPECT

HOUSTON, April 29, 2004 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the operating results for the first quarter of 2004. In the Company's core area in South Texas and Louisiana, the Company participated in the drilling of nine gross exploratory wells, six of which were successful. In the Company's new Barnett Shale play in North Texas, the Company participated in the drilling of eight gross wells, all of which were successful. Accordingly, the Company's drilling success rate was an 82 percent apparent success rate in the first quarter. Nine of these successful wells have been completed and five are in the process of being completed. Drilling operations are currently underway on six additional wells in the Company's core area and one additional well in the Barnett Shale play.

Production during the first quarter of 2004 was estimated to be 1.86 Bcfe, or four percent below the 1.94 Bcfe of production in the first quarter of 2003 and unchanged from the fourth quarter of 2003. Currently, the Company's daily production is approximately 24 MMcfe/d.

Natural gas comprised approximately 72 percent of total first quarter 2004 production. The Company estimates that first quarter 2004 sales prices averaged approximately $5.87 per Mcf and $33.33 per barrel. These prices include the effects of hedging activities, which resulted in an increase of the realized price of natural gas sold by approximately $0.15 per Mcf and a decrease in the price of oil sold by approximately $1.48 per barrel. The oil sales price reflects the large volume of condensate production relative to total oil production.

Operating highlights during the first quarter of 2004:

     o In the West Coffee Bay Prospect in Lafourche Parish, Louisiana, the Company has successfully drilled the LL&E #1 well and logged an estimated 40 feet of apparent net pay in the Coffee Bay sand. We are currently preparing to deepen the well, into another objective sand. Carrizo is the operator of the well and owns an approximate 47 percent working interest.

"The LL&E #1 is already a sizeable discovery with more potential in the next objective sand," commented S.P. Johnson IV, Carrizo's President and Chief Executive Officer. "This discovery is especially significant coming right after our recent equity offering which allowed us to keep a larger working interest in the well. We have also begun drilling a 14,000 foot well on our Delilah prospect in the same Coffee Bay project area in which we will earn a 60 percent working

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interest.  We are well on our way to reaching  our  drilling  targets this year, with six rigs drilling in our core Gulf Coast area and one rig drilling in the Barnett Shale trend."

Carrizo Oil & Gas, Inc., is a Houston-based energy company engaged in the exploration, development, exploitation and production of oil and natural gas in proven onshore trends primarily along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential, oil and gas reserves and drilling opportunities.

Statements in this news release, including but not limited to those relating to the results, the potential, the apparent net pay and other effects of the LL&E #1 well, the Company's drilling targets or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future including potential effects or timing, timing of completion and drilling of wells and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company's Form 10-K for the year ended December 31, 2003 and its other filings with the Securities and Exchange Commission.